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                                                                     EXHIBIT 8.1

                                February 26, 2001

American Honda Receivables Corp.
700 Van Ness Avenue
Torrance, California 90501

         Re:   American Honda Receivables Corp.
               Honda Auto Receivables Trusts Registration Statement on Form S-3 Registration No. 333-92827

               Ladies and Gentlemen:

               We have acted as special counsel to (i) American Honda Receivables Corp. ("AHRC"), a California corporation and a wholly owned limited purpose subsidiary of American Honda Finance Corporation ("AHFC"), a California corporation and (ii) the Honda Auto Receivables 2001-1 Owner Trust, a Delaware business trust (the "Issuer"), in connection with the proposed issuance of approximately $1,500,000,000 aggregate principal amount of asset-backed notes (the "Notes") to be offered pursuant to a registration statement on Form S-3 (the "Registration Statement") relating to the Notes. The Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder. The Notes will be issued under an Indenture, dated as of February 1, 2001 (the "Indenture"), between the Issuer and U.S. Bank National Association, as Indenture Trustee (the 'Indenture Trustee"). The Sale and Servicing Agreement, dated as of February 1, 2001, among the Issuer, AHRC and AHFC is herein referred to as the "Sale and Servicing Agreement".

               In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of the organizational documents of the Issuer, the Indenture, the Sale and Servicing Agreement, and the form of Notes included in the Indenture, and such other records, documents and certificates of the Issuer and public officials and other instruments as we have deemed necessary for the purpose of this opinion.

               In addition, we have assumed that each of the Indenture and the Sale and Servicing Agreement will be duly executed and delivered by each of the respective parties thereto; that the Notes as completed for each series, as applicable, will be duly executed and delivered substantially in the forms contemplated by the Indenture; and the Notes will be sold as described in the Registration Statement. In rendering this opinion letter, we express no opinion as to the laws of any jurisdiction other than the United States Internal Revenue Code of 1986, as amended, (the "Code") nor do we express any opinion, either implicitly or otherwise, on any issue not expressly addressed below. In rendering this opinion letter, we have not passed upon and do not pass upon the application of "doing business" or the securities laws of any jurisdiction.

               As special tax counsel to AHRC and the Issuer, we have advised AHRC and the Issuer with respect to certain federal income tax aspects of the proposed issuance of the Notes

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after the date hereof as described in the Registration Statement. Such advice has formed the basis for the description of selected federal income tax consequences for holders of the Notes that appears under the heading "Material Income Tax Consequences" in the Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Notes, but with respect to those federal income tax consequences which are discussed, in our opinion, the description is accurate. This opinion set forth above is based on relevant provisions of the Code, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

               We consent to the reference to this firm under the heading "Material Income Tax Consequences" in the Prospectus Supplement, without admitting that we are "experts" within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement.

                  Respectfully submitted,

                  /s/ Dewey Ballantine LLP

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